Exhibit 10.75
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
Originally Effective March 12, 2003
First Amendment Effective January 1, 2004
Amendment and Restatement Effective May 17, 2006
Second Amendment and Restatement Effective March 1, 2007
Third Amendment and Restatement Effective November 18, 2008
     THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made by and between Gen-Probe Incorporated, a Delaware corporation with offices at 10210 Genetic Center Drive, San Diego, California 92121 (“Gen-Probe”), and Henry L. Nordhoff (the “Executive”).
     The parties hereto agree as follows:
1.	Amendment and Restatement of Employment Agreement. The Employment Agreement between Gen-Probe and Executive dated March 12, 2003, as previously amended as of January 1, 2004, May 17, 2006 and March 1, 2007, is hereby amended and restated as set forth herein as of November 18, 2008 (the “Amendment Effective Date”).
2.	Term of Employment. This Agreement shall be immediately effective. This Agreement, and Executive’s employment hereunder, shall be for a term of three years from May 17, 2006, provided, however, that Gen-Probe’s obligations pursuant to Sections 8(c) and 9 of this Agreement shall be for an indefinite term. At any time during the term of this Agreement, either party may terminate this Agreement, and Executive’s employment, in accordance with the provision of Sections 7 and 8 of this Agreement.
3.	Position and Duties. The Executive shall serve as President and Chief Executive Officer of Gen-Probe, and shall have commensurate responsibilities and authority. The Board of Directors may from time to time particularly specify the Executive’s duties and authority. The Executive shall not engage in or perform duties for any other persons or entities that interfere with the performance of his duties hereunder, provided that the Executive may continue to serve on the boards of directors and boards of trustees on which he served on March 12, 2003. Any outside board of director positions accepted by the Executive after March 12, 2003 will be subject to approval by the Board of Directors of Gen-Probe.
4.	Salary, Bonus and Benefits.
(a)	Salary. During the period of Executive’s employment, Gen-Probe shall pay Executive an annual base salary of $645,000.00. This base salary may be increased by the Compensation Committee of the Board, subject to the terms of this Agreement and consistent with the Executive’s performance and Gen-Probe’s policy regarding adjustments in officer compensation established from time to time by the Compensation Committee. The base salary shall not be decreased during the term of this Agreement.

(b)	Bonus. In addition, at the discretion of the Compensation Committee, the Executive will be awarded incentive compensation, in the form of a cash bonus for each fiscal year during his employment, based upon performance. Executive’s target bonus shall be seventy-five percent (75%) of his base salary; however, the actual bonus shall be set at the discretion of the Compensation Committee.

(c)	Stock Options/Restricted Stock. In addition, Executive may be awarded stock options, restricted stock awards and other equity compensation awards by Gen-Probe’s Compensation Committee, with such terms and conditions as the Compensation Committee may determine in its sole discretion.

(d)	Life Insurance. Gen-Probe will obtain and pay for a term life insurance policy providing for payment of $1,000,000 in benefits to the Executive’s designated beneficiaries should the Executive die during the term of this Agreement. (This policy shall be in addition to any coverage provide by Gen-Probe’s group life insurance plan pursuant to subsection (g), below.)

(e)	Disability Insurance. Gen-Probe will obtain and pay for a long-term disability insurance policy providing for payment at a rate of no less than $200,000 per annum to Executive should Executive suffer a long-term disability during the term of this Agreement. (This policy shall be in addition to any coverage provide by Gen-Probe’s group disability insurance plan pursuant to subsection (g), below.)

(f)	AD& D Insurance. Gen-Probe will obtain and pay for an AD&D insurance policy providing for a benefit to Executive (or his beneficiaries) of $400,000 (airplane) or $200,000 (automobile or walking) should Executive suffer accidental death or accidental disability during the term of this Agreement.

(g)	Other Benefits. The Executive shall be entitled to participate in the employee benefit programs (including but not limited to medical, dental, life and disability insurance, 401K retirement plan, and vacation program), as adopted and maintained by Gen-Probe. The Executive may receive such other and additional benefits as the Compensation Committee or Board may determine from time to time in its sole discretion.
5.	Expense Reimbursement. The Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by him in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of, and in the service of Gen-Probe; provided, that such expenses are incurred and accounted for in accordance with the policies and procedures established by Gen-Probe. To the extent that reimbursements made pursuant to this Agreement, including under Section 8(c) and Section 9, are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), (a) the reimbursement shall be made in the no later than December 31 of the calendar year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, and (c) the Executive’s right to reimbursement under this Section 4 will not be subject to liquidation or exchange for another benefit.

6.	Indemnification. Gen-Probe shall indemnify the Executive to the maximum extent permitted by law, by the by-laws of Gen-Probe and by the Indemnification Agreement dated August 19, 2002, between the Executive and Gen-Probe, as it may be amended (the “Indemnification Agreement”), if the Executive is made a party, or threatened to be made a party, to any threatened or pending legal action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the Executive is or was an officer, director or employee of Gen-Probe or any subsidiary or affiliate thereof, in which capacity the Executive is or was serving at Gen-Probe’s request, against reasonable expenses (including reasonable attorneys’ fees), judgments, fines and settlement payments incurred by him in connection with such action, suit or proceeding.

7.	Termination. The Executive may terminate his employment hereunder at any time, with or without Good Reason (as defined below) upon written notice to Gen-Probe. If Executive contends that Good Reason exists for his termination, such notice shall specifically and expressly state the grounds which he contends constitute Good Reason. Gen-Probe may terminate the Executive’s employment hereunder at any time, subject to the terms of this Agreement, with or without Cause (as defined below) upon written notice to the Executive. If this Agreement is terminated, all compensation and benefits other than severance benefits described in Section 8 below, to the extent applicable, shall immediately cease, except that the Executive will be entitled, through the date of termination, to payment of his salary and benefits under Gen-Probe benefit programs and plans in accordance with their terms.

As used in this Agreement, “Good Reason” shall mean any of the following events that are not consented to by the Executive: (i) the removal of the Executive from his position as the Chief Executive Officer of Gen-Probe; (ii) a substantial and material diminution in the Executive’s duties and responsibilities hereunder; (iii) a reduction of the Executive’s base salary or target bonus percentage; (iv) the location of the Executive’s assignment on behalf of Gen-Probe is moved to a location more than 30 miles from its present location; (v) the failure of Gen-Probe to obtain a satisfactory agreement from any successor to Gen-Probe to assume and agree to perform this Agreement; or (vi) a material breach by Gen-Probe of its obligations under this Agreement after notice in writing from the Executive and a reasonable opportunity for Gen-Probe to cure or substantially mitigate any material adverse effect of such breach. The Executive’s consent to any event which would otherwise constitute Good Reason shall be conclusively presumed if the Executive does not exercise his rights to terminate this Agreement for Good Reason under this section within six (6) months of notice of the event.

As used in this Agreement, “Cause” shall mean any of the following events: (i) any act of gross or willful misconduct, fraud, misappropriation, dishonesty, embezzlement or similar conduct on the part of Executive; (ii) the Executive’s conviction of a felony or any crime involving moral turpitude (which conviction, due to the passage of time or otherwise, is not subject to further appeal); (iii) the Executive’s misuse or abuse of alcohol, drugs or controlled substances and failure to seek and comply with appropriate treatment; (iv) willful and continued failure by the Executive to substantially perform his duties under this Agreement (other than any failure resulting from disability or from termination by the Executive for Good Reason) as determined by a majority of the Board after written demand from the Board of Directors for substantial performance is delivered to the Executive, and the Executive fails to resume substantial performance of his duties on a continuous basis within 30 days of such notice; (v) the death of the Executive; or (vi) the Executive becoming disabled such that he is not able to perform his usual duties for Gen-Probe for a period in excess of six (6) consecutive calendar months.

8.	Severance Benefits in Certain Events. If Gen-Probe terminates the Executive’s employment for reasons other than Cause, or if the Executive terminates his employment for Good Reason, and such termination constitutes a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) (a “Separation from Service”), the Executive shall be entitled to receive the following severance benefits:
(a)	Salary.

(i) Unless the Executive’s termination under this Section 8 occurs within eighteen (18) months after a Change in Control, the Executive shall continue to receive his base salary, at the rate in effect at the time of his termination of employment, in monthly installments following termination and continuing for an aggregate period of twenty-four (24) months (the “Salary Continuation Period”), except that any payments that would otherwise have been made before the sixtieth (60th) day after the date of termination of the Executive’s employment (the “First Payment Date”) shall be made on the First Payment Date.

(ii) If the Executive’s termination under this Section 8 occurs in connection with a Change in Control, then the Executive shall receive a lump sum payment as described in this Section 8(a)(ii). For purposes of this Agreement, “Change in Control” shall have the meaning set forth on Attachment “1” to this Agreement (hereby incorporated by reference). A termination shall be “in connection with” a Change in Control if the termination occurs within the period six (6) months prior to or eighteen (18) months after a Change in Control (and in the event that the termination occurs during the six (6) months prior to a Change in Control, subject to the consummation of the Change in Control and the transaction constituting a change in the ownership or effective control of Gen-Probe or a change in the ownership of a substantial portion of the assets of Gen-Probe, as described in Treasury Regulation Section 1.409A-3(i)(5)). The lump sum payment will be payable on the later of (A) five (5) days after the Change in Control, or (B) sixty (60) days after the date of the termination of employment. If the termination occurred within the six (6) months prior to a Change in Control, the amount of the lump sum payment pursuant to this Section 8(a)(ii) shall be equal to twelve (12) months’ base salary (and shall be in addition to the installment payments described in Section 8(a)(i)); if the termination occurs within eighteen (18) months after a Change in Control, the amount of the lump sum payment pursuant to this Section 8(a)(ii) shall be equal to thirty-six (36) months’ base salary.

(b)	Bonus. The Executive shall be entitled to receive a pro rata portion of the target bonus provided in Section 4(b) for the year in which his employment terminates and this amount shall be paid in a lump sum on the First Payment Date. Unless the Executive’s termination under this Section 8 occurs within eighteen (18) months after a Change in Control, the Executive shall be entitled to receive, in addition to the salary payments described in Section 8(a)(i) above, an amount equal to two times the Executive’s targeted level bonus in the year of the termination (which shall be paid in the same manner as and on the same schedule as the salary compensation paid under subsection (a)(i) above). If the termination under this Section 8 occurs in connection with a Change in Control, then the Executive shall be entitled to receive, in addition to the salary payments described in Section 8(a) above, an amount equal to three times the Executive’s targeted level bonus in the year of the termination (or one times the Executive’s targeted level bonus in the year of the termination if the termination occurred within the six (6) months prior to a Change in Control, which shall be in addition to the installment payments described in the second sentence of this Section 8(b)); the bonus payment pursuant to this sentence shall be paid in a lump sum at the same time as the salary compensation paid under subsection (a)(ii) above.

(c)	Health Care Insurance. Continued health care coverage under Gen-Probe’s medical plan will be provided, without charge, to the Executive and his eligible dependents until the earlier of (i) Executive’s sixty-fifth (65th) birthday or (ii) the first date that the Executive is covered under another employer’s health benefit program providing substantially the same or better benefit options to the Executive without exclusion for any pre-existing medical condition. The period of time medical coverage continues under this Agreement will be counted as coverage time under COBRA. Such coverage may be provided at Gen-Probe’s option either by payment directly to Gen-Probe’s health insurance carrier, through Gen-Probe’s own employee medical expense plan if Gen-Probe is self-insured, or through reimbursement of Executive’s COBRA premiums upon submission of reasonable substantiation. After Executive reaches age 65, Gen-Probe will provide up to $10,000.00 per year in medical reimbursement to cover medical expenses incurred but not covered by either Medicare Part A and B or Medicare Supplemental Insurance. The Executive is expected to carry Supplemental Medicare Insurance and to comply with the Insurance Plan restrictions to maximize coverage.

No reimbursement payments shall be made unless the Executive provides a professional bill, receipt or other written documentation acceptable to Gen-Probe that sets forth the charge for the service rendered and the date of service.

(d)	Life Insurance. During the Salary Continuation Period, Gen-Probe will pay the premium for continued life insurance coverage, if any, that the Executive may have elected under Gen-Probe’s Life Insurance and Supplemental Life Insurance plan, subject to payment by the Executive of the portion of such premium not contributed by Gen-Probe under such plan.

(e)	[Intentionally Omitted.]

(f)	Outplacement Services. Gen-Probe agrees to provide Executive with outplacement services during the first six months of the Salary Continuation Period at a level not lower than the services provided to senior officers of Gen-Probe prior to the March 12, 2003.

(g)	Tax Matters. All compensation described in this Agreement will be subject to Gen-Probe’s collection of all applicable federal, state and local income and employment withholding taxes.

(h)	Release of Claims. Gen-Probe’s obligation to make the payments and provide the benefits hereunder shall be conditioned upon (i) Executive’s execution of a release of all claims that he then may have other than claims under Section 6 or the Indemnification Agreement, in standard form and content, within fifty (50) days following the Executive’s termination of employment and (ii) such release shall not have been revoked by the Executive within any period permitted under applicable law. The release shall be mutual and shall also be signed on behalf of Gen-Probe.

(i)	Section 409A of the Internal Revenue Code and Specified Employees. Notwithstanding any provision to the contrary in this Agreement, if Executive is deemed by Gen-Probe at the time of his Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of the Executive’s Separation from Service or (ii) the date of Executive’s death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 8(i) shall be paid in a lump sum to Executive (or the Executive’s estate or beneficiaries), and any remaining payments due under the Agreement shall be paid as otherwise provided herein. For purposes of Section 409A of the Code, Executive’s right to receive the payments of compensation pursuant to the Agreement shall be treated as a right to receive a series of separate payments and accordingly, each payment shall at all times be considered a separate and distinct payment.
9.	Health Care Cost Reimbursement After Retirement. After Executive (i) ceases full time employment with Gen-Probe and (ii) reaches age 65, Gen-Probe will provide up to $10,000.00 per year in medical reimbursement to cover medical expenses incurred but not covered by either Medicare Part A and B or Medicare Supplemental Insurance. The Executive is expected to carry Supplemental Medicare Insurance and to comply with the Insurance Plan restrictions to maximize coverage.

No reimbursement payments shall be made unless the Executive provides a professional bill, receipt or other written documentation acceptable to Gen-Probe that sets forth the charge for the service rendered and the date of service.
10.	Excise Tax on Parachute Payments.
(a)	Gross-Up Payment. If it is determined that any payment or distribution of any type to the Executive or for his benefit by Gen-Probe, any of its affiliates, any person who acquires ownership or effective control of Gen-Probe or ownership of a substantial portion of Gen-Probe’s assets (within the meaning of section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the “Total Payments”), would be subject to the excise tax imposed by section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax and any such interest or penalties are collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount calculated to ensure that after the Executive pays all taxes (and any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Total Payments. The Gross-Up Payment shall be paid to the Executive on, or as soon as practicable following, the date on which the Executive remits the Excise Tax (and in no event later than December 31 of the calendar year following the calendar year in which the Executive remits the Excise Tax).

(b)	Determination by Accountant. All determinations and calculations required to be made under this Section 10 shall be made by an independent accounting firm selected by the Executive from among the largest four (4) accounting firms in the United States (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations regarding the amount of any Gross-Up Payment and any other relevant matter, to the Executive and Gen-Probe within five (5) days after the Executive or Gen-Probe made a request (if the Executive reasonably believes that any of the Total Payments may be subject to the Excise Tax). If the Accounting Firm determines that no Excise Tax is payable by the Executive, it shall furnish the Executive with a written statement that it has concluded that no Excise Tax is payable (including the reasons therefor) and that the Executive has substantial authority not to report any Excise Tax on his federal income tax return. If a Gross-Up Payment is determined to be payable, it shall be paid to the Executive within five (5) days after the Determination has been delivered to him or Gen-Probe. Any determination by the Accounting Firm shall be binding upon Gen-Probe and the Executive, absent manifest error.

(c)	Over- and Underpayments. As a result of uncertainty in the application of section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments not made by

Gen-Probe should have been made (“Underpayment”) or that Gross-Up Payments will have been made by Gen-Probe that should not have been made (“Overpayment”). In either event, the Accounting Firm shall determine the amount of the Underpayment or Overpayment that has occurred. In the case of an Underpayment, Gen-Probe shall promptly pay the amount of such Underpayment to the Executive or for his benefit. The Underpayment shall be paid to the Executive on, or as soon as practicable following, the date on which the Executive remits the Excise Tax (and in no event later than December 31 of the calendar year following the calendar year in which the Executive remits the Excise Tax). In the case of an Overpayment, the Executive shall, at the direction and expense of Gen-Probe, take such steps as are reasonably necessary (including the filing of returns and claims for refund), follow reasonable instructions from, and procedures established by, Gen-Probe, and otherwise reasonably cooperate with Gen-Probe to correct such Overpayment, provided, however, that (i) the Executive shall in no event be obligated to return to Gen-Probe an amount greater than the net after-tax portion of the Overpayment that the Executive has retained or has recovered as a refund from the applicable taxing authorities and (ii) this provision shall be interpreted in a manner consistent with the intent of Subsection (a) above, which is to make the Executive whole, on an after-tax basis, from the application of the Excise Tax, it being understood that the correction of an Overpayment may result in the Executive’s repaying to Gen-Probe an amount that is less than the Overpayment.

(d)	Limitation on Parachute Payments. Any other provision of this Section 10 notwithstanding, if the Excise Tax could be avoided by reducing the Total Payments by $10,000 or less, then the Total Payments shall be reduced to the extent necessary to avoid the Excise Tax and no Gross-Up Payment shall be made. If the Accounting Firm determines that the Total Payments are to be reduced under the preceding sentence, then Gen-Probe shall promptly give the Executive notice to that effect and a copy of the detailed calculation thereof. The Executive may then elect, in his sole discretion, which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and the Executive shall advise Gen-Probe in writing of his election within ten (10) days of receipt of notice. If the Executive make no such election within such ten (10)-day period, then Gen-Probe may elect which and how much of the Total Payments are to be eliminated or reduced (as long as after such election no Excise Tax shall be payable), and it shall notify the Executive promptly of such election.
11.	Miscellaneous.
(a)	Arbitration. Executive and Gen-Probe agree that any and all claims or disputes that in any way relate to or arise out of Executive’s employment with Gen-Probe or the termination of such employment (including but not limited to claims under this Agreement or any other contract, tort claims, and statutory claims of employment discrimination, retaliation or harassment) shall be resolved exclusively through final and binding arbitration in San Diego, California.

Executive and Gen-Probe waive any rights to a jury trial in connection with such claims or disputes. The costs of the arbitration, including the fees of the arbitrator, shall be borne exclusively by Gen-Probe. Any such arbitration shall take place in San Diego, California and shall be conducted by a single neutral arbitrator who shall be a retired federal or state judge, to be appointed by the American Arbitration Association (“AAA”) in accordance with AAA rules. The applicable procedural rules of AAA shall govern the arbitration. The arbitrator’s decision shall be delivered in writing and shall disclose the essential findings and conclusion on which the arbitrator’s decision is based. The parties shall be permitted to conduct adequate discovery to allow for a full and fair exploration of the issues in dispute in the arbitration proceeding. The arbitrator may grant any relief which otherwise would have been available to the parties in a court proceeding. The decision and award of the arbitrator shall be final and binding, and judgment upon the arbitrator’s award may be entered by any court of competent jurisdiction.

(b)	Governing Law. This Agreement shall be construed and enforced in accordance with and be governed by the laws of the State of California.

(c)	Entire Agreement. This Agreement and the Indemnification Agreement set forth the entire agreement and understanding between the Executive and Gen-Probe on the subject matter hereof, and supersede any other negotiations, agreements, understandings, oral agreements, representations and past or future practices, whether written or oral, on the subject matter hereof. No provision of this Agreement may be amended, supplemented, modified, cancelled, or discharged unless such amendment, supplement, modification, cancellation or discharge is agreed to, in writing, signed by the Executive and a duly authorized officer of Gen-Probe (other than the Executive); and no provisions hereof may be waived, except in writing, so signed by or on behalf of the party granting such waiver.

(d)	Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(e)	Notices. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have duly given when personally delivered or mailed by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:
If to the Executive:
Henry L. Nordhoff
[Intentionally Omitted]
If to Gen-Probe:

Vice President, Human Resources
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
With a copy to:
General Counsel
Gen-Probe Incorporated
10210 Genetic Center Drive
San Diego, California 92121
(f)	Successors. Gen-Probe will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all the business and/or assets of Gen-Probe, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Gen-Probe would be required to perform it if no such succession had taken place. This Agreement and all rights under the Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the party’s personal or legal representatives, executors, administrators, heirs, and successors.

(g)	No Right to Continued Employment. Nothing herein shall be construed as giving the Executive any rights to continued employment with Gen-Probe, and Gen-Probe shall continue to have the right to terminate the Executive’s employment at any time, with or without cause, subject to the provisions of this Agreement.
     In witness whereof, the parties have executed this Agreement as of the Amendment Effective Date.

Executive:	Gen-Probe Incorporated:

/s/ Henry L. Nordhoff	By	/s/ Diana De Walt

Henry L. Nordhoff		Diana De Walt
Senior Vice President, Human Resources

	By	/s/ R. William Bowen

R. William Bowen
Senior Vice President and General Counsel

ATTACHMENT “1”
DEFINITION OF “CHANGE IN CONTROL”
     Change in Control.
“Change in Control” shall mean a change in ownership or control of Gen-Probe effected through any of the following transactions:
     (a) any person or related group of persons (other than Gen-Probe or a person that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Gen-Probe) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of Gen-Probe’s outstanding securities by means of any transaction or series of transactions; or
     (b) there is a change in the composition of the Board over a period of thirty-six (36) consecutive months (or less) such that a majority of the Board members (rounded up to the nearest whole number) ceases, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (i) have been Board members continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board; or
     (c) the stockholders of Gen-Probe approve a merger or consolidation of Gen-Probe with any other corporation (or other entity), other than a merger or consolidation which would result in the voting securities of Gen-Probe outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or another entity) more than 66-2/3% of the combined voting power of the voting securities of Gen-Probe or such surviving entity outstanding immediately after such merger or consolidation; provided, however, that a merger or consolidation effected to implement a recapitalization of Gen-Probe (or similar transaction) in which no person acquires more than 25% of the combined voting power of Gen-Probe’s then outstanding voting securities shall not constitute a Change in Control; or
     (d) the stockholders of Gen-Probe approve a plan of complete liquidation of Gen-Probe or an agreement for the sale or disposition by Gen-Probe of all or substantially all of Gen-Probe’s assets.